                                                     Exhibit 23.1






       CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors
Kaman Corporation:

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Kaman Corporation of our report dated February 6, 2004, relating to the consolidated balance sheets of Kaman Corporation and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2003, which report is incorporated by reference in the December 31, 2003 Annual Report on Form 10-K of Kaman Corporation.


Hartford, Connecticut
June 10, 2004


By: /s/ KPMG LLP
    -------------------
    KPMG LLP